EXHIBIT 10.1

January 10, 2019

Martin Bengtsson
9 Barnsdale Road
Madison, NJ

Dear Martin:

I am pleased to make the following offer to you for the position of Chief Financial Officer with Balchem Corporation (“Balchem” or the “Company”) a compensation package as described below:

Annual base salary:	$ 435,000

Date of Hire:	February 4, 2019

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Incentive Compensation:  You will also be eligible to participate in the Balchem Corporation Incentive Compensation Program (ICP).  Incentive goals will be designed annually with a target bonus equal to 55% of your actual base salary earned during the applicable performance year.

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Signing Bonus:  On your date of hire, you will receive 12,000 Restricted Shares of Balchem stock; 15,000 Non-Qualified Stock Options as well as a one-time cash bonus payment of $171,000, payable with your first paycheck with the Company.

*The Restricted Shares will vest ratably over three years with one-third (4,000 Shares) vesting each year beginning in 2020.  The Stock Options will vest ratably over three years (20% after 1 year, 40% after 2 years, 40% after 3 years).

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Long-Term Incentive Plan (LTIP):  You will also be eligible to participate in Balchem’s Long Term Incentive Program (“LTI”), which provides for incentive compensation in the form of equity of Balchem, based upon achieving certain performance objectives defined annually, and similarly based upon the authorization of the Balchem’s Board of Directors or an authorized committee thereof.  Under the LTI, you may earn a Target Award of up to 100% of your Base Salary in Balchem stock options, time-based Restricted Shares and Performance Award Restricted Shares (valued on the grant date) and in certain circumstances of performance, amounts exceeding the Target Award, subject to parameters defined in, and the terms and conditions of, the LTI, a copy of which will be provided to you.

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401 (k): You will be eligible to participate in the 401(k) plan on the first day of the month following 60 calendar days of employment.  Employees can contribute up to the 2019 annual IRS limit of $19,000. If you are 50 years of age or older, (or if you will reach age 50 by the end of the year), you may make a catch-up contribution of up to $6,000 in addition to the normal IRS annual limit. The Company matches 100% on the first 6% of your compensation that you contribute to the plan.  Effective, 1/1/18, all new employees will be automatically enrolled in the 401K with a 6% contribution and will have the option to change the percentage or opt-out upon eligibility.

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Vehicle Allowance:  Balchem will provide you with a $900 per month vehicle allowance.  The allowance will be included in your regular pay process each month.  Additionally, you will be reimbursed for your business mileage at the rate determined by Balchem, which is subject to change.

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Vacation / Time-Off Benefits:  You will be entitled to 160 hours of vacation, prorated during your first year of employment.  Sabbatical days are earned after one year of employment at the rate of one day per quarter.  Other portions of the paid time off plan include holidays and personal time, as described in the Summary of Benefits (a copy of which will be provided to you).

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Group Medical and Dental insurance:   Participation in the group insurance plan is optional and it is a contributory plan.  You will be eligible to participate in the group insurance plan on the first day of the month following 60 calendar days of employment, with dependent coverage and eligibility as applicable.

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COBRA:  Following any continuation/separation agreements with your previous employer, Balchem will reimburse your COBRA premium (you must submit proof of payment and the COBRA notice) for the period prior to your enrollment eligibility for the group insurance plans described above.  The reimbursement will be processed through payroll.

•	Business and Travel Insurance: You will be provided with business travel accident insurance equal to five times annual salary to a maximum of $500,000;

•	Non-contributory life insurance with accidental death and dismemberment: equal to one times your base salary, whether or not you participate in the group health or dental programs;

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Long Term Disability (LTD):  Eligible on the first day of the month following one year of employment, this plan provides 60% of basic monthly earnings before taxes up to a maximum of $15,000 if you become totally disabled, as described in the Summary of Benefits.

•	Additional benefits include: Short Term Disability, EAP, Educational Reimbursement, Contributory Supplemental Life, with detail and eligibility requirements as described in the Summary of Benefits.

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Severance:  In the event Company terminates the employment of Employee for any reason other than (i) “Cause” (as defined below), (ii) Employee’s death, or (iii) by reason of notice from Employee that Employee intends to terminate his employment with Company, and subject to Employee’s compliance with [Confidentiality/Non-Compete] and Employee’s execution of a full and completed waiver release of claims in favor of Company, its affiliates and their respective officers and directors, (the “Release”) and such Release becoming effective and irrevocable on a date (the “Release Effective Date”) no later than sixty (60) days following Employee’s date of termination, and Employee shall be entitled to receive as his sole and exclusive remedy and compensation by reason of or arising out of such termination, an amount (the “Severance Amount”) equal to one (1) year of annual base salary.  The Severance Amount shall be due and payable to Employee in twelve (12) equal monthly installments commencing with the month following the month of such termination; provided, however, that any installments otherwise payable prior to the Release Effective Date shall instead be paid with the installment due for the month following the Release Effective Date.

“Cause” as used herein shall mean the following:
1)	Excessive absence or lateness;
2)	Gross insubordination or material violation of published Company policies;
3)	Failure devote Employee’s full-time efforts the Company’s business;
4)	Failure to comply with any regarding the protection of Company information and confidentiality; or
5)	Any job-related action which constitutes a violation of any applicable criminal statute.

In addition to this offer letter we have enclosed a copy of Balchem’s Confidentiality and Non-Competition Agreement, Substance Abuse Policy for Applicants/Employees, and Summary of Benefits for your review.  If acceptable, sign the letter and return to us, along with a signed copy of the Confidentiality and Non-Competition Agreement and the Receipt of Substance Abuse Policy for Applicant/Employees form, both, which are requirements of employment with Balchem.  You can return all documents via scan/e-mail to btignor@balchem.com or to the following address:

Balchem Corporation
52 Sunrise Park Road
New Hampton, NY 10958
Attn: Brent Tignor

Once the signed acceptance agreement is received, you can go for your drug screen.  You just need to bring the attached Collection Authorization Form (labcorp.doc) with you.  Employment is contingent upon a negative intoxicant screen, pre-employment physical if applicable, and successful background check.  For the background check, you will receive a separate e-mail from Shield Screening, providing a link directing you to complete an authorization form.  After all are successfully completed and a start date is determined, you will receive another e-mail directing you to begin the electronic on-boarding process, for which all sections must be completed prior to your first day.

I look forward to your acceptance of this offer and to welcoming you to Balchem Corporation.  If you have any questions about this offer, please do not hesitate to call me directly at (845) 326-5663.  We are excited to have you on the Team!

Sincerely,
Brent Tignor
Vice President Human Resources

Disclaimer:  Nothing in this offer is intended to be, nor should it be, construed as a guarantee that employment or any benefit will be continued for any period of time.  Employment is “at-will;” meaning that you have the right to terminate your employment at any time, with or without cause or notice, and the Company has the same right.     Employment is contingent upon a negative drug screen, satisfactory completion of a job-related physical examination, satisfactory findings of any subsequent background or reference investigation and upon execution of the Balchem Corporation Confidentiality and Non-Competition Agreement.

Accepted by:
Martin Bengtsson
Date